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                                                                    EXHIBIT 12

                      UNITED DOMINION REALTY TRUST, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                                    YEAR ENDED      YEAR ENDED    YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                   DECEMBER 31,    DECEMBER 31,  DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                       1989            1990          1991            1992            1993
                                                   ------------    ------------  ------------    ------------    ------------
Income before extraordinary item..............    $      5,572    $      4,973   $      3,604    $      6,577    $     11,197

Add:
  Portion of rents representative of the
     interest factor..........................              37              47            103             126             143
  Interest on indebtedness....................           9,934           9,435         11,859          11,697          16,938
  Amortization of debt expense                              51              80             59             122             321
                                                  ------------    ------------   ------------    ------------    ------------
     Income as adjusted.......................    $     15,594    $     14,535   $     15,625    $     18,522    $     28,599
                                                  ============    ============   ============    ============    ============
Fixed charges --
  Interest on indebtedness....................    $      9,934    $      9,435   $     11,859    $     11,697    $     16,938
  Amortization of debt expense................              51              80             59             122             321
  Capitalized interest........................             717             597            291              73               0
  Portion of rents representative of the
     interest factor..........................              37              47            103             126             143
                                                  ------------    ------------   ------------    ------------    ------------
     Fixed Charges............................    $     10,739    $     10,159   $     12,312    $     12,018    $     17,402
                                                  ============    ============   ============    ============    ============
Ratio of earnings to fixed charges............            1.45            1.43           1.27            1.54            1.64
                                                  ============    ============    ===========     ============    ============
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